FEDERATED ASSET ALLOCATION FUND

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Asset Allocation Fund (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust and Article V, Section 7 of the By-Laws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees:

RESOLVED,	that the Board hereby ratifies the Secretary and Assistant Secretaries of the Trust signing in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Managed Portfolio, a portfolio of EquiTrust Series Fund, Inc. into Federated Asset Allocation Fund.

WITNESS the due execution hereof this 14th day of April, 2011.

/S/ John F. Donahue	/S/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/S/ Nicholas P. Constantakis	/S/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/S/ John F. Cunningham	/S/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/S/ J. Christopher Donahue	/S/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/S/ Maureen Lally-Green	/S/ James F. Will
Maureen Lally-Green	James F. Will

/S/ Peter E. Madden
Peter E. Madden